Exhibit 99.1

Mueller Industries, Inc. Reports Fourth Quarter Results and Fiscal 2013 Earnings

MEMPHIS, Tenn., February 5, 2014-- Mueller Industries, Inc. (NYSE: MLI) announced today that net income for the fiscal year ended December 28, 2013 was $172.6 million, or $6.11  per diluted share, on net sales of $2.16 billion.  This compares to fiscal 2012 net income of $82.4 million, or $2.31 per diluted share, on net sales of $2.19 billion.

Net income for the fiscal years of 2013 and 2012 include several unusual items.  Excluding these unusual items, the Company’s net income for fiscal 2013 was $86.4 million, or $3.06 per diluted share, compared with $75.9 million, or $2.12 per diluted share, for fiscal 2012.  Consequently, the Company’s earnings attributable to normal operations in 2013 increased by 13.8 percent, and earnings per diluted share attributable to normal operations increased 44.3 percent, which was also affected by the repurchase of 10.4 million outstanding shares in September 2012.  A reconciliation of reported net income and earnings per diluted share to net income and earnings per diluted share excluding unusual items is included with the financial tables attached to this earnings release.

For the fourth quarter of 2013, the Company recorded net income of $15.4 million, or 54 cents per diluted share, on net sales of $487.7 million, compared with net income of $16.4 million, or 58 cents per diluted share, on net sales of $504.0 million in the fourth quarter of 2012.

Unit volumes for the quarter and for the year increased.  The decline in net sales for both periods was caused by decreases in copper prices.  The average price of copper was 27 cents per pound lower for the year and 32 cents per pound lower for the fourth quarter.

For the fourth quarter of 2013, cash generated from operations was $58.5 million, ending the year with $311.8 million of cash on hand and a current ratio of 3.8 to 1.  Year ending net book value per share was $24.85, of which $11.02 per share was cash.

During the fourth quarter of 2013, the Company completed the acquisition of Howell Metal Company and entered into a definitive agreement to acquire KME’s Yorkshire Copper Tube business, which is subject to regulatory approval.  Both Howell and Yorkshire are well established manufacturers of copper tube with strong brands.  These acquisitions support the Company’s strategy to grow its core businesses.

Regarding the outlook, Greg Christopher, Mueller’s CEO said, “The recovery in the housing market continues to advance but at an uneven pace.  Higher mortgage rates in mid-2013 caused turbulence in the market, but for the year as a whole, approximately 923,000 homes and apartments were started, 18 percent more than in 2012.  We still have a way to go to reach the housing construction levels of 2007 and before.

“Non-residential building activity in 2013 showed little change from 2012.  However, activity in this sector is starting to improve which may result in increased revenues.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products.  Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market that includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties.  These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings.  The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “pro forma,” and similar expressions are intended to identify forward-looking statements.  The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report.  The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT

Jeffrey A. Martin

(901)753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012

Net sales	$487,715	$504,006	$2,158,541	$2,189,938

Cost of goods sold	421,812	438,719	1,862,089	1,904,463
Depreciation and amortization	8,030	8,177	32,394	31,495
Selling, general, and administrative expense	35,836	32,247	134,914	129,456
Insurance settlements	—	—	(106,332)	(1,500)
Gain on sale of plastic fittings manufacturing assets	—	—	(39,765)	—
Impairment charges	—	—	4,304	—
Litigation settlements	—	(4,050)	—	(4,050)
Severance	—	3,369	—	3,369

Operating income	22,037	25,544	270,937	126,705

Interest expense	(1,050)	(1,179)	(3,990)	(6,890)
Other income (expense), net	127	(424)	4,451	539

Income before income taxes	21,114	23,941	271,398	120,354

Income tax expense	(6,094)	(7,195)	(98,109)	(36,681)

Consolidated net income	15,020	16,746	173,289	83,673

Net loss (income) attributable to noncontrolling interest	364	(378)	(689)	(1,278)

Net income attributable to Mueller Industries, Inc.	$15,384	$16,368	$172,600	$82,395

Weighted average shares for basic earnings per share	27,927	27,782	27,871	35,332
Effect of dilutive stock-based awards	380	324	371	414

Adjusted weighted average shares for diluted earnings per share	28,307	28,106	28,242	35,746

Basic earnings per share	$0.55	$0.59	$6.19	$2.33

Diluted earnings per share	$0.54	$0.58	$6.11	$2.31

Dividends per share	$0.125	$0.125	$0.50	$0.425

Summary Segment Data:

Net sales:
Plumbing & Refrigeration Segment	$283,197	$293,275	$1,225,306	$1,238,230
OEM Segment	206,557	213,610	947,784	974,606
Elimination of intersegment sales	(2,039)	(2,879)	(14,549)	(22,898)

Net sales	$487,715	$504,006	$2,158,541	$2,189,938

Operating income:
Plumbing & Refrigeration Segment	$12,438	$18,558	$219,146	$87,014
OEM Segment	15,432	12,884	76,631	67,087
Unallocated expenses	(5,833)	(5,898)	(24,840)	(27,396)

Operating income	$22,037	$25,544	$270,937	$126,705

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 28, 2013	December 29, 2012
ASSETS
Cash and cash equivalents	$311,800	$198,934
Accounts receivable, net	271,847	271,093
Inventories	251,716	229,434
Other current assets	52,809	47,733

Total current assets	888,172	747,194

Property, plant, and equipment, net	244,457	233,263
Other assets	152,097	123,698

	$1,284,726	$1,104,155

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of debt	$29,083	$27,570
Accounts payable	80,897	87,574
Other current liabilities	122,731	143,552

Total current liabilities	232,711	258,696

Long-term debt	206,250	207,300
Pension and postretirement liabilities	27,426	55,019
Environmental reserves	22,144	22,597
Deferred income taxes	59,478	20,910
Other noncurrent liabilities	850	1,667

Total liabilities	548,859	566,189

Total Mueller Industries, Inc. stockholders’ equity	703,405	506,908
Noncontrolling interest	32,462	31,058

Total equity	735,867	537,966

	$1,284,726	$1,104,155

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(In thousands)	December 28, 2013	December 29, 2012

Cash flows from operating activities
Consolidated net income	$173,289	$83,673
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	32,693	31,933
Stock-based compensation expense	5,704	6,136
Insurance settlements	(106,332)	(1,500)
Insurance proceeds – noncapital related	32,395	14,250
Gain on sale of plastic fittings manufacturing assets	(39,765)	—
(Gain) loss on disposal of properties	(2,535)	1,411
Impairment charges	4,304	—
Deferred income taxes	19,213	(1,284)
Income tax benefit from exercise of stock options	(719)	(2,528)
Changes in assets and liabilities, net of businesses acquired:
Receivables	19,110	(22,853)
Inventories	5,963	(4,834)
Other assets	562	(14,985)
Current liabilities	(14,139)	8,368
Other liabilities	(1,935)	9,345
Other, net	705	1,165

Net cash provided by operating activities	128,513	108,297

Cash flows from investing activities
Capital expenditures	(41,349)	(56,825)
Acquisition of businesses	(55,276)	(11,561)
Insurance proceeds for property and equipment	29,910	42,250
Net (deposits into) withdrawals from restricted cash balances	(1,417)	9,243
Proceeds from the sales of assets	65,147	517

Net cash used in investing activities	(2,985)	(16,376)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(13,941)	(14,891)
Debt issuance cost	(50)	(1,053)
Issuance of long-term debt	—	200,000
Issuance (repayment) of debt by joint venture, net	857	(14,429)
Net cash used to settle stock-based awards	(228)	(4,181)
Repurchase of common stock	—	(427,446)
Repayments of long-term debt	(1,000)	(149,176)
Income tax benefit from exercise of stock options	719	2,528

Net cash used in financing activities	(13,643)	(408,648)

Effect of exchange rate changes on cash	981	1,499

Increase (decrease) in cash and cash equivalents	112,866	(315,228)
Cash and cash equivalents at the beginning of the period	198,934	514,162

Cash and cash equivalents at the end of the period	$311,800	$198,934

MUELLER INDUSTRIES, INC.
Reconciliation of Net Income as Reported to Pro Forma Without Unusual Items
(Unaudited)

Earnings attributable to normal operations without the impact of the following unusual items is a measurement not derived in accordance with generally accepted accounting principles (GAAP).  Excluding the unusual items is useful as it measures the operating results that are the outcome of daily operating decisions made in the normal course of business.  Reconciliation of earnings attributable to normal operations without unusual items to net income as reported is as follows:

	For the Year Ended December 28, 2013
		Impact of
	As Reported	Insurance Settlement	Gain on Plastic Sale		Other
(In thousands, except per share data)				Impairments		Pro forma

Operating income	$270,937	$(106,332)	$(39,765)	$4,304	$2,290	$131,434

Interest expense	(3,990)	—	—	—	—	(3,990)
Other income, net	4,451	—	—	—	(3,000)	1,451

Income before income taxes	271,398	(106,332)	(39,765)	4,304	(710)	128,895
Income tax expense	(98,109)	40,723	16,845	(1,719)	481	(41,779)

Consolidated net income	173,289	(65,609)	(22,920)	2,585	(229)	87,116
Net income attributable to non-controlling interest	(689)	—	—	—	—	(689)

Net income attributable to Mueller Industries, Inc.	$172,600	$(65,609)	$(22,920)	$2,585	$(229)	$86,427

Diluted earnings per share	$6.11	$(2.32)	$(0.81)	$0.09	$(0.01)	$3.06

	For the Year Ended December 29, 2012
		Impact of

(In thousands, except per share data)	As Reported	LIFO Gain	Insurance Settlement	Litigation Settlement	Severance	Pro forma

Operating income	$126,705	$(7,979)	$(1,500)	$(4,050)	$3,369	$116,545

Interest expense	(6,890)	—	—	—	—	(6,890)
Other income, net	539	—	—	—	—	539

Income before income taxes	120,354	(7,979)	(1,500)	(4,050)	3,369	110,194
Income tax expense	(36,681)	2,872	585	1,478	(1,230)	(32,976)

Consolidated net income	83,673	(5,107)	(915)	(2,572)	2,139	77,218
Net income attributable to non-controlling interest	(1,278)	—	—	—	—	(1,278)

Net income attributable to Mueller Industries, Inc.	$82,395	$(5,107)	$(915)	$(2,572)	$2,139	$75,940

Diluted earnings per share	$2.31	$(0.14)	$(0.03)	$(0.07)	$0.06	$2.12